Share Transfer Agreement

Transferor:
Mr. Yu Jianhua, born on March 4, 1956, Han Nationality,
ID Card No.: 210202195603046418,
Position: Shareholder of Dalian Riyueming Hotels Co., Ltd., and director of the company
Address: 1-5-1, No.64 Sanhuan Street, Xigang District, Dalian

Transferee:
Dalian Northport Information Industry Development Co., Ltd.
Address: Room 512, A, 1 Huoiju Road, Qixianling Industrial Base, High-Tech Zone, Dalian
Legal Representative: Zhao Yan

This Share Transfer Agreement is made between the aforesaid parties on the basis of amiable negotiation and principles of voluntary participation. According to Economic Agreement Law of People’s Republic of China and the relevant regulations, both parties agree to execute this agreement subject to the terms and conditions stipulated below.

A. Description of the Enterprises
Dalian Riyueming Hotels Co., Ltd. (“Riyueming”) operated by Transferor, is a non-governmental limited liability corporation, which owns and manages five business hotels named Riyueming which are all in good running condition. It has a stable business income and professional management team and has an established trade name in the industry. Transferor holds a 50% equity share of Riyurming.

Transferee, Dalian Northport Information Industry Development Co., Ltd. is a wholly-owned subsidiary of Northport Network Systems Inc., a public corporation in the U.S.A. The parent corporation is registered in Washington State U.S.A., and has its headquarters located in Seattle, and has had its common shares traded on the OTCBB since Jan.16, 2008 with trading symbol of NNWS.

B. Amount of Share Transfer
Transferor transfers 35% of his 50% equity share of Dalian Riyueming Hotels Co., Ltd. to Dalian Northport Information Industry Development Co., Ltd.

C. Transfer Price of Shares
Transferee has calculated the consideration to be paid to the Transferor in exchange for the 35% equity interest in Riyueming is based on the following assurances from the Transferor-
-That Riyueming’s annual accounting shows RMB17.34 million yuan in annual total profit and that the total profit in the following three years will be not less than RMB52.02 million yuan equal to USD7,616,400 (USD:RMB=1:6.83) .
-Therefore a 35% equity interest would be valued at USD $2,665,740. Using a stock price of USD$1.50o per share, Tranferee values the 35% equity interest at 1,777,160 treasury shares of the stock of Northport Network Systems Inc. U.S.A.

D.	Responsibility of Transferor
1.

Transferor shall promise to assist Transferee with full efforts to handle the procedures for changing register of the company and finish the relevant legal procedures in the share transfer within sixty (60) days after signing this Agreement.

2.

Transferor confirms that he has the full and effective disposal right of the shares of Riyueming held by Transferor who intends to transfer to Transferee, and will ensure that such shares are without any pledge and are free of recourse from any third party.

E.	Responsibility of Transferee
1.	Transferee shall arrange to issue an amount of 1,777,160 shares of Northport Network Systems Inc. U.S.A., to Transferor Yu Jianhua within sixty (60) days after signing this Agreement.
2.	Transferee shall ensure that such treasury shares issued to Transferor can be traded freely after cancellation of share legend restrictions.

F.	Taxes and Fees
1.	Taxes and fees involved in additional share offers shall be borne by Transferee.
2.	Taxes and fees occurred during the period of transferring and relating to the transfer of shares shall be handled in accordance with relevant provisions of the state.
3.	Fees for changing register of the company shall be borne by Transferee.

G.	Breach Responsibility
In the case that any party fails to perform their obligations as stated in this Agreement, the party shall compensate all the economic losses of the observant party who suffered therefrom.

H.	Settlement of Disputes

Any dispute arising from the execution of this Agreement shall be settled through friendly consultations by the parties. In the case where no settlement through consultation can be reached or one party is not willing to enter into consultation, the dispute shall be submitted to a local court.

I.	Matter not Covered

Any matters not covered in this Agreement shall be solved by signing a supplementary agreement. The supplementary agreement will prevail in case differences are found between this Agreement and the supplementary agreement.

J.	This Agreement shall become effective upon signing and stamping by the both parties.

K.	This Agreement is made in quintuplicate. Two copies are held by Transferor and three copies are held by Transferee. All the copies are of the same legal effect.

Transferor:

/s/ Yu Jianhua
Signed personally:

Transferee:
Dalian Northport Information Industry Development Co., Ltd.

/s/ Zhao Yan
Signed by legal representative:

Signed on this 18th day of June, 2010